Exhibit 99.2 (H)(3)

Lord Abbett Municipal Opportunities Fund

Distribution and Servicing Plan and Agreement

as of July 17, 2024

DISTRIBUTION AND SERVICING PLAN AND AGREEMENT (the “Plan”) dated as of July 17, 2024 by and between Lord Abbett Municipal Opportunities Fund, a Delaware statutory trust (the “Fund”), and Lord Abbett Distributor LLC, a New York limited liability company (the “Distributor”).

WHEREAS, the Fund is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Act”), and the Distributor is the exclusive selling agent of the Fund’s shares of beneficial interest (“Shares”), pursuant to the Distribution Agreement between the Fund and the Distributor.

WHEREAS, the Fund may make certain payments to the Distributor to be used by the Distributor or paid to institutions and persons permitted by applicable law and/or rules to receive such payments (“Authorized Institutions”) in connection with sales of Shares and/or servicing of accounts of shareholders holding Shares, with which the Distributor has entered into a dealer or similar agreement (the “Agreements”).

WHEREAS, the Fund’s Board of Trustees (the “Board”) has determined that there is a reasonable likelihood that the Plan will benefit the Fund and the holders of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and of other good and valuable consideration, receipt of which is hereby acknowledged, it is agreed as follows:

1. The Fund has entered into a Distribution Agreement with the Distributor, under which the Distributor uses reasonable efforts to secure purchasers of the Fund’s Shares. These efforts may include, but neither are required to include nor are limited to, the following: (a) making payments to Authorized Institutions in connection with sales of Shares and/or servicing of accounts of shareholders holding Shares; (b) providing continuing information and investment services to shareholder accounts not serviced by Authorized Institutions receiving a service fee from the Distributor hereunder and otherwise to encourage shareholder accounts to remain invested in the Shares; and (c) otherwise rendering service to the Fund, including paying and financing the payment of sales commissions, service fees and other costs of distributing and selling Shares as provided in paragraph 2 of this Plan.

2. (a) Class A Fees.

(i) In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement and paragraph 1 hereof, the Fund shall pay to the Distributor an aggregate fee at the annual rate of up to 0.75% of the average daily net asset value of Class A Shares outstanding, subject to paragraph 3 hereof. The Distributor may use all or any portion of the fee received pursuant to this paragraph to compensate Authorized Institutions that have engaged in the sale of Class A Shares or in service activities with respect to Class A Shares pursuant to the Agreements, or to pay any of the expenses associated with other activities authorized under paragraph 1 hereof.

(ii) Subject to the aggregate fee amounts set forth in paragraph 2(a)(i) hereof, the Fund may attribute a portion of the fee to service activities, which portion shall not exceed 0.25% of the average daily net asset value of Class A Shares outstanding. The Distributor may use all or a portion of the fee to compensate Authorized Institutions for service activities as defined in paragraph 5 below.

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    (b) Class U Fees.

(i) In consideration for the services provided and the expenses incurred by the Distributor pursuant to the Distribution Agreement and paragraph 1 hereof, the Fund shall pay to the Distributor an aggregate fee at the annual rate of up to 0.75% of the average daily net asset value of Class U Shares outstanding, subject to paragraph 3 hereof. The Distributor may use all or any portion of the fee received pursuant to this paragraph to compensate Authorized Institutions that have engaged in the sale of Class U Shares or in service activities with respect to Class U Shares pursuant to the Agreements, or to pay any of the expenses associated with other activities authorized under paragraph 1 hereof.

(ii) Subject to the aggregate fee amounts set forth in paragraph 2(b)(i) hereof, the Fund may attribute a portion of the fee to service activities, which portion shall not exceed 0.25% of the average daily net asset value of Class U Shares outstanding. The Distributor may use all or a portion of the fee to compensate Authorized Institutions for service activities as defined in paragraph 5 below.

3. The Board shall from time to time determine the amounts, within the foregoing maximum amounts described in paragraph 2, that the Fund may pay the Distributor hereunder. These determinations and approvals of nonmaterial amendments to this Plan by the Board shall be made and given by votes of the kind referred to in paragraph 9.

4. The net asset value of the Shares shall be determined as provided in the Prospectus and Statement of Additional Information of the Fund. Any fees payable hereunder, which may be waived by the Distributor or Authorized Institutions in whole or in part, may be calculated and paid at least quarterly. If the Distributor waives all or a portion of the fees that are to be paid by the Fund hereunder, the Distributor shall not be deemed to have waived its rights under this Plan to have the Fund pay fees in the future. Nothing herein shall prohibit the Distributor from collecting fees in any given year, as provided hereunder, in excess of expenditures made in that year for activities authorized under paragraph 1 hereof. The Distributor in its sole discretion may assign its right to receive fees hereunder.

5. The Distributor shall provide to the Fund’s Board, and the Board shall review at least quarterly, a written report of the amounts expended pursuant to this Plan and the purposes for which the expenditures were made, including amounts expended for “distribution activities” and/or “service activities.” For purposes of this Plan, “distribution activities” shall mean any activities that are not deemed “service activities.” “Service activities” shall mean activities in connection with the provision of “personal service and/or the maintenance of shareholder accounts” in the Shares as provided for in Section 2830(b)(9) of the Financial Industry Regulatory Authority (“FINRA”) Conduct Rules; provided, however, that if FINRA amends the definition of “service fee” for purposes of Section 2830(b)(9) of the FINRA Conduct Rules or adopts any successor provision that differs from the definition of “service activities” hereunder, or if FINRA adopts a related interpretive position intended to define the same concept, the definition of “service activities” in this paragraph shall be automatically amended, without further action of the parties, to conform to the then effective FINRA definition. Overhead and other expenses related to “distribution activities” or “service activities,” including telephone and other communications expenses, may be included in the information regarding amounts expended for these activities.

6. The Distributor shall give the Fund the benefit of the Distributor’s reasonable judgment and good faith efforts in rendering services under this Plan. Other than to abide by the provisions hereof and render the services called for hereunder in good faith, the Distributor assumes no responsibility under this Plan and, having so acted, the Distributor shall not be held liable or held accountable for any mistake of law or fact, or for any loss or damage arising or resulting therefrom suffered by the Fund, or any of its shareholders, creditors, Board members, or officers of the Fund; provided however, that nothing herein shall be deemed to protect the Distributor against any liability to the Fund or its shareholders by reason of

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willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the reckless disregard of its obligations and duties hereunder.

7. This Plan shall become effective upon the date hereof, and shall continue in effect from year to year so long as the Plan, together with any related agreements, is specifically approved at least annually by votes of a majority of both (a) the Board and (b) those members of the Board who are not “interested persons” of the Fund and have no direct or indirect financial interest in the operation of this Plan or any agreements related thereto (“Independent Board Members”), cast in person at a meeting called for the purpose of voting on this approval.

8. This Plan may not be amended to increase materially the amount to be spent by the Fund hereunder above the maximum amounts referred to in paragraph 2 without a vote of a majority of the outstanding voting securities of the Fund in accordance with Rule 12b-1 and Rule 18f-3 under the Act (as though such rules applied to closed-end funds) or any successor statutes, rules or regulations as in effect at that time, and each material amendment must be approved in the manner provided for by paragraph 7. Because this amendment and restatement of the Plan does not increase the fees payable under the Plan as previously in effect, approval in the manner specified in paragraph 7 shall be sufficient for its adoption.

9. Amendments to this Plan other than material amendments of the kind referred to in paragraph 8 may be adopted by a majority of both (a) the Board and (b) the Independent Board Members. The Board may, by such a vote, interpret this Plan and make all determinations necessary or advisable for its administration.

10. This Plan may be terminated at any time without the payment of any penalty by the vote of a majority of the Independent Board Members, or by a vote of a majority of the outstanding voting securities of the Fund in accordance with Rule 12b-1 and Rule 18f-3 under the Act (as though such rules applied to closed-end funds) or any successor statute, rule or regulation as in effect at that time. This Plan shall automatically terminate in the event of its assignment.

11. So long as this Plan shall remain in effect, the selection and nomination of those members of the Board who are not “interested persons” of the Fund are committed to the discretion of the incumbent Independent Board Members. The terms “interested persons,” “assignment” and “vote of a majority of the outstanding voting securities” shall have the same meanings as those terms are defined in the Act.

12. The obligations of the Fund, including those imposed hereby, are not personally binding upon, nor shall resort be had to the private property of, any of the members of the Board, shareholders, officers, employees or agents of the Fund individually, but are binding only upon the assets and property of the Fund. Any and all personal liability, either at common law or in equity, or by statute or constitution, of every Board member, shareholder, officer, employee or agent for any breach of the Fund of any agreement, representation or warranty hereunder is hereby expressly waived as a condition of and in consideration for the execution of this Agreement by the Fund.

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IN WITNESS WHEREOF, each of the parties has caused this instrument to be executed in its name and on its behalf by its duly authorized representative as of the date first above written.

LORD ABBETT MUNICIPAL OPPORTUNITIES FUND

	By:	/s/ Randolph A. Stuzin
Randolph A. Stuzin
Vice President and Secretary

ATTEST:

/s/ Matthew Press
Matthew Press
Vice President and Assistant Secretary

LORD ABBETT DISTRIBUTOR LLC

	By:	LORD, ABBETT & CO. LLC
Managing Member

	By:	/s/ Randolph A. Stuzin
Randolph A. Stuzin
Member & Chief Legal Officer
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